INVESCO CONVERTIBLE SECURITIES FUND                                SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 9/30/2010
FILE NUMBER:       811-2699
SERIES NO.:        27

72DD.   1  Total income dividends for which record date passed during the period. (000's Omitted)
           Class A   $ 3,370
        2  Dividends for a second class of open-end company shares
           (000's Omitted)
           Class B   $   430
           Class C   $   233
           Class Y   $    27
73A.       Payments per share outstanding during the entire current period:
           (form nnn.nnnn)
        1  Dividends from net investment income
           Class A    0.7101
        2  Dividends for a second class of open-end company shares
           (form nnn.nnnn)
           Class B    0.5742
           Class C    0.5778
           Class Y    0.7546
74U.    1  Number of shares outstanding (000's Omitted)
           Class A     4,855
        2  Number of shares outstanding of a second class of open-end company shares (000's Omitted)
           Class B       611
           Class C       510
           Class Y       195
74V.    1  Net asset value per share (to nearest cent)
           Class A   $ 18.71
        2  Net asset value per share of a second class of open-end company shares (to nearest cent)
           Class B   $ 18.76
           Class C   $ 18.61
           Class Y   $ 18.73